Exhibit 5.2

106臺北市大安區新生南路一段93號3樓之1 T +886-2-27781798, F +886-2-27782718 www.ownlyn.com

June 17, 2026

Agencia Comercial Spirits Ltd

No. 23-1, Shenzun Rd., Shengang Dist., Taichung City 429014, Taiwan (R.O.C.)

Dear Sirs or Madams,

OWNLYN ATTORNEYS-AT-LAW (“us” or “we”) are qualified lawyers of Taiwan, the Republic of China (“Taiwan”) and as such are qualified to issue this legal opinion (“Opinion”) on Taiwan Laws, as defined below.

We have acted as the Taiwan counsel to Agencia Comercial Spirits Ltd, an exempted company incorporated in the Cayman Islands (the “Issuer”) in connection with a registration statement on Form F-1 filed dated 17 June 2026, including all exhibits, amendments or supplements thereto and prospectus contained therein (the “Registration Statement”), filed with the U.S. Securities and Exchange Commission (the “SEC”) under the U.S. Securities Act of 1933 (as amended), and the rules and regulations promulgated thereunder and the 17 June 2026, in the form filed with the SEC pursuant to Rule 433 (the “Prospectus”) relating to the offering of up to 20,000,000 Class A Class A Ordinary Shares, par value US$0.00004 per share, of the Issuer, whose Class A Class A Ordinary Shares are listed on the Nasdaq Capital Market under the trading symbol “AGCC” (the “Offering”). We have been instructed by the Issuer to provide this opinion on the operations of the Issuer’s indirect subsidiary, Agencia Comercial Co., Ltd. incorporated under the laws of Taiwan (the “Company”), regarding the Company’s incorporation and certain other Taiwan law matters related to the Company, as stated herein (this “Opinion”).

In rendering this Opinion, we have reviewed or examined copies of the Registration Statement and other documents as we have considered necessary or advisable for the purpose of rendering this Opinion, including but not limited to originals or copies of the due diligence documents provided to us by the Issuer and the Company and such other documents, corporate records and certificates issued by the Governmental Agencies (as defined below) (collectively the “Documents”). Where certain facts were not independently established and verified by us, we have relied upon certificates or statements issued or made by competent Governmental Agencies or appropriate representatives of the Company.

For the purposes of rendering this Opinion, the Documents we have examined are limited to the following:

(i)	a copy of the Registration Statement and Prospectus;

(ii)	the documents as disclosed to us by the Company as listed in Annex 1 attached to this Opinion;

(iii)	the results of an online corporate search obtained on the Company’s particulars registered in the online database of the Ministry of Economic Affairs on 16 June 2026, the print-out of the result is attached as Annex 2 (the “Online Company Search”);

(iv)	the results of an online search of secured transactions registered against the Company with the Ministry of Economic Affairs on 16 June 2026, the print-out of the result is attached as Annex 3 (the “Online STFO Search”);

(v)	the results of an online search of violation of labor law by the Company with the Ministry of Labor on 16 June 2026, the print-out of the result is attached as Annex 4 (the “Online Labor Search”);

(vi)	the results of an online search of violation of environmental law by the Company with the Ministry of Environment on 16 June 2026, the print-out of the result is attached as Annex 5 (the “Online Environment Search”);

(vii)	the online check carried out on the Intellectual Property Office under the Ministry of Economic Affairs in relation to any registration and/or application by the Company of any patent or trademark in Taiwan on 16 June 2026 (the “Online IP Check”), the print-out of the result is attached as Annex 6;

(viii)	the online check carried out on the Judicial Yuan in relation to any judgement against the Company in Taiwan on 16 June 2026 (the “Online Litigation Check”), the print-out of the result is attached as Annex 7; and

(ix)	a Director’s Certificate dated 16 June 2026, from a director of the Company confirming the factual circumstances as stated therein attached hereto as Annex 8 (the “Company’s Confirmation”).

We have not undertaken any searches or enquiries, other than the Online Company Search, the Online STFO Search, the Online Labor Search, the Online Environment Search, the Online IP Check, and the Online Litigation Check, and we have not undertaken any physical inspection of any object, asset or property of the Company.

For the purposes of this Opinion, we have reviewed and examined the Documents and we have considered such laws, regulations and practices as we have deemed necessary to consider in this regard.

In rendering this Opinion, we have assumed without independent investigation that (the “Assumptions”):

(a)	that each of the Documents is legal, valid, binding and enforceable in accordance with their respective governing laws (other than Taiwan Laws) in any and all respects;

(b)	that the Documents that were presented to us up to the date of this Opinion remain in full force and effect on the date of this Opinion and have not been revoked, amended or supplemented, and no amendments, revisions, supplements, modifications or other changes have been made, and no revocation or termination has occurred, with respect to any of the Documents after they were submitted to us for the purposes of this Opinion;

(c)	that all Documents submitted to us as originals are authentic and that all Documents submitted to us as copies conform to their authentic originals;

(d)	that all Documents have been validly authorized, executed and delivered by all of the parties thereto (other than the Company) and such parties to the Documents have full power and authority to enter into, and have duly executed and delivered such Documents to which it is a party in accordance with the laws of its jurisdiction of organization or incorporation or the laws to which it/she/he is subject;

(e)	that the signatures, seals and chops on the Documents submitted to us are genuine, and each signature on behalf of a party thereto is that of a person duly authorized by such party to execute the same;

(f)	that each of the parties (other than the Company) to the Documents is duly organized and validly existing under the laws of its jurisdiction of organization and/or incorporation, and has been duly approved and authorized where applicable by the competent Governmental Agencies of the relevant jurisdiction to carry on its business and to perform its obligations under the Documents to which it is a party;

(g)	that all factual information provided to us is correct, complete and accurate and that all factual matters in each of the covenants, representations and warranties in the representation letter or other similar documents are and remain accurate and true in all respects;

(h)	that the laws of jurisdictions other than the Taiwan which may be applicable to the execution, delivery, performance or enforcement of the Documents are complied with.

Our Opinion is limited to the Taiwan Laws of general application on the date hereof. We do not purport to be experts on and do not purport to be generally familiar with or qualified to express Legal Opinions on any laws other than the laws of the Taiwan and accordingly express no Legal Opinion herein on any laws of any jurisdiction other than the Taiwan.

If any evidence comes to light that would indicate any of the Documents or materials referred to is incomplete, inaccurate or defective or if any of the assumptions upon which this Opinion are based prove to be incorrect, we reserve the right to revise any relevant expression or conclusion contained in this Opinion and/or issue a supplementary Legal Opinion, interpretation or revision to this Opinion according to further certified facts as of that date.

In addition to the terms defined in the context of this Opinion, the following capitalized terms used in this Opinion shall have the meanings ascribed to them as follows:

“Governmental Agency”	means any national, provincial or local governmental, regulatory or administrative authority, agency or commission in the Taiwan, or any court or arbitral body in the Taiwan.

“Company”	Agencia Comercial Co., Ltd. (Chinese name: 品香文化股份有限公司), a company limited by shares incorporated under the laws of Taiwan with unified business number 83676232.

“Taiwan Laws”	means all applicable national, provincial and local laws, regulations, rules, notices, orders, decrees and judicial interpretations of the Taiwan currently in effect and publicly available on the date of this Opinion.

Capitalized terms not otherwise defined herein shall be as defined in the Registration Statement.

1	Opinions

Based on our review of the Documents and subject to the Assumptions and the Qualifications (as defined below), it is our opinion that:

1.1	Company Organization. Based on our understanding of the current Taiwan Laws and to the best of our knowledge after due inquiry, the Company is a company limited by shares that has been duly incorporated, formed or organized, and is validly existing under the Taiwan Laws, and has the requisite corporate power and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. To the best of our knowledge after due inquiry, the Company itself does not have any overseas subsidiaries.

1.2	Constituent Documents. The articles of incorporation and change registration form of the Company are consistent and in compliance with, and do not conflict with or violate any applicable Taiwan Laws and are in full force and effect and in good standing. The articles of incorporation of the Company have been duly adopted, approved by or filed with the relevant Government Agency, are in full force and effect and binding upon the Company.

1.3	Capitalization. The Company is authorized to issue 5,000,000 ordinary shares, par value New Taiwanese Dollar 1 per share (the “Company Shares”). All of the issued and outstanding shares of the Company have been duly authorized and validly issued, are fully paid and nonassessable and, to our knowledge, were not issued in violation of, and are not subject to any preemptive rights of any past or present shareholder of the Company. Based on the official records and registry of shareholders and records reviewed by us, all 5,000,000 shares of the Company are owned by Ping Shiang Holding Ltd, a B.V.I. company (“PSH”), in compliance with Taiwan Laws. To the best of our knowledge after due inquiry, all 5,000,000 shares of the Company are clear of all liens, charges, restrictions upon voting or transfer or any other encumbrances, voting agreements or trusts, equities or claims, constituting 100% of the Company’s outstanding capital. To our knowledge, the Company has not granted any options, warrants, convertible notes or securities, or any other rights to purchase, subscribe for or otherwise acquire any shares of or equity interests in the Company to any person. Based on the Documents reviewed by us, all approvals, authorizations, consents, orders, filings and registrations required under Taiwan Laws in connection with PSH’s investment in, and ownership of 100% of the issued and outstanding shares of, the Company have been obtained or completed.

1.4	Ownership Structure. The ownership structure of the Company as described in the Registration Statement is complete and accurate in all material respects and in compliance with Taiwan Laws.

1.5	Licenses and Permits. Based on the best of our knowledge after due inquiry, the Company has obtained the licenses, permits and registrations from the relevant Government Agencies in Taiwan necessary (“Government Authorizations”) for its business operations in the Taiwan as described in the Registration Statement.

1.6	No Restrictions. The Government Authorizations which the Company possesses or is subject to contain no materially burdensome restrictions or conditions not described in the Registration Statement. We have no reason to believe that any regulatory body is considering modifying, suspending or revoking any such Government Authorizations of the Company, and the Company is in compliance with the provisions of all such Government Authorizations.

1.7	Guarantees. To our knowledge after due inquiry, there are no outstanding guarantees or contingent payment obligations of the Company in respect of indebtedness or obligations of third parties.

1.8	Compliance with Laws and Regulations (excluding tax laws). To the best of our knowledge after due inquiry, the Company is not currently in material non-compliance with the applicable Taiwan Laws; provided however that we do not express or purport to express any Opinion herewith regarding compliance with tax laws and regulations.

1.9	Compliance with Constituent Documents and Material Contracts. To the best of our knowledge after due inquiry, the Company is not in breach or violation of, or in default under, as the case may be:

1.9.1	its Articles of Incorporation, business license, permits, or any other constituent documents governed by Taiwan Law;

1.9.2	any material obligation, agreement, covenant or condition in any indenture, mortgage, deed of trust, bank loan or credit agreement or other evidence of indebtedness governed by Taiwan Law;

1.9.3	any material obligation, license, lease, contract or other agreement or instrument governed by Taiwan Law to which the Company is a party or by which it or any of its properties may be bound or affected;

1.9.4	any Law, regulation, guideline, notice or rule of Taiwan or any decree, judgment or order of any court in Taiwan applicable to the Company; or

1.9.5	any approval, consent, waiver, authorization, exemption, permission, endorsement or license granted by any governmental agency in Taiwan.

1.10	Title to Properties and Lease Agreements. To the best of our knowledge after due inquiry, the Company has valid title to all of its properties and assets, in each case, free and clear of all liens, charges, encumbrances, equities, claims, defects, options or restrictions. Each lease agreement to which the Company is a party is duly executed and legally binding. The leasehold interests of the Company are fully protected by the terms of the lease agreements, which are valid, binding and enforceable in accordance with their respective terms under Taiwan Law.

1.11	Labor Compliance. To the best of our knowledge after due inquiry, no pending or threatened labor problem or dispute, work stoppage, slowdown or other conflict with the employees of the Company exists, and the Company is in compliance with applicable Taiwan labor laws.

1.12	Material Contracts. We have reviewed all material contracts of the Company that are governed by Taiwan laws, and are of the opinion that:

1.12.1	all of the material contracts have been duly authorized, executed and delivered by the Company, and the Company has taken all necessary corporate actions to authorize the performance thereof;

1.12.2	the Company had the corporate power and capacity to enter into and perform its obligations under such contracts; and

1.12.3	such contracts are legal, valid and binding on the Company and are enforceable under Taiwan laws.

1.12.4	After due inquiry, we are not aware of any material contracts, agreements or other instruments of the Company governed by Taiwan Laws which should be described or referred to in the Registration Statement other than those described or referred to therein, and, in all material respects, the descriptions thereof or references thereto are correct.

1.13	Intellectual Property Rights. To the best of our knowledge after due inquiry, the Company owns or otherwise has the legal right to use the trademarks, service marks and trade names currently employed by it in connection with its business. Except as otherwise disclosed in the Registration Statement, to our knowledge after due inquiry, the Company has not received any notice of infringement of or conflict with asserted rights of others with respect to any of the foregoing, which, individually or in the aggregate, if the subject of any unfavorable decision, ruling or finding, would result in a material adverse effect.

1.14	Trade Secrets and Intellectual Property. The statements in the Registration Statement that describe the trade secrets, trademarks, service marks or other proprietary information or materials of the Company in the Taiwan (“Taiwan Intellectual Property”), to the extent that they constitute matters of law, summaries of legal matters or legal proceedings, or legal conclusions, have been reviewed by us and are accurate and complete statements or summaries of the matters therein set forth, fairly represent the matters disclosed therein and do not contain an untrue statement of material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Company has a valid right to use the Taiwan Intellectual Property currently used or as currently contemplated to be used by the Company, in each case, as described in the Registration Statement; except as otherwise stated in the Registration Statement, to our knowledge, all such Taiwan Intellectual Property have been properly licensed to the Company, and the Company does not lack the ability to obtain any rights or licenses to use all such Taiwan Intellectual Property; the Taiwan Intellectual Property have been duly maintained and are in full force and in effect; none of the Taiwan Intellectual Property has been adjudged invalid or unenforceable in whole or in part, and we are not aware of any facts which form a basis for a finding of unenforceability or invalidity of any of the Taiwan Intellectual Property.

1.15	No Infringement of Taiwan Intellectual Property. To our knowledge after due inquiry, no person or entity is engaging in any activity that infringes, misappropriates or violates the Taiwan Intellectual Property of the Company. To our knowledge after due inquiry, the Company is not infringing, misappropriating, or violating any Taiwan Intellectual Property of any third party in Taiwan; and no Taiwan Intellectual Property is subject to any outstanding decree, order, injunction, judgment or ruling restricting the use of such Taiwan Intellectual Property that would impair the validity or enforceability of such Taiwan Intellectual Property. To our knowledge after due inquiry, no security interests or other liens have been created with respect to any of the Taiwan Intellectual Property.

1.16	Legal or Governmental Proceedings or Disputes. To the best of our knowledge after due inquiry, the Company is not currently implicated in any other legal proceedings or disputes with any Governmental Agency or third parties in Taiwan.

1.17	Immunity. The Company can sue and be sued in its own name in Taiwan courts, and is not currently entitled at law to any form of legal immunity or protection that would exempt it from legal liability or criminal prosecution.

1.18	Enforceability of Judgments. Any United States judgments obtained against the Company will be enforced by courts in Taiwan without further review of the merits only if the court of Taiwan in which enforcement is sought is satisfied with the following:

1.18.1	the court rendering the judgment has jurisdiction over the subject matter according to the laws of Taiwan;

1.18.2	if the judgment was rendered by default by the court rendering the judgment, (i) we were duly served within a reasonable period of time within the jurisdiction of such court in accordance with the laws and regulations of such jurisdiction, or (ii) process was served on the Company with judicial assistance of Taiwan;

1.18.3	the judgment and the court procedures resulting in the judgment are not contrary to the public order or good morals of Taiwan; and

1.18.4	judgments of the courts of Taiwan are recognized in the jurisdiction of the court rendering the judgment on a reciprocal basis.

1.19

Bankruptcy, insolvency, or winding-up proceedings. To the best of our knowledge after due inquiry, no winding up or liquidation proceedings have been commenced against the Company and no proceedings have been commenced for the purpose of and no judgment has been rendered declaring the Company bankrupt or in any insolvency proceeding.

1.20	Approvals from the Taiwan government in connection with the Offering. Based on our understanding of the current Taiwan Laws and to the best of our knowledge after due inquiry, no specific approvals are required from any Governmental Agency in Taiwan in order for the Issuer to engage in this Offering.

1.21	Taiwan Laws. The statements in the Registration Statement and the Prospectus under the captions “Prospectus Summary,” “Risk Factors — Risks Related to our Business and Industry,” “Enforceability of Civil Liabilities,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Legal Matters Material Changes” and each case solely to the extent that they describe or summarize matters of Taiwan Laws or the legal status, corporate authority, ownership structure, licenses, permits or Taiwan operations of the Company, have been reviewed by us and are accurate in all material respects and fairly summarize the Taiwan legal matters described therein.

1.22	No Conflict with Taiwan Laws. Based on our review of the Documents and subject to the Assumptions and Qualifications set forth herein, the conduct of the business and operations of the Company in Taiwan as described in the Registration Statement does not and will not:

(1)	conflict with or result in a breach or violation of any provision of the Articles of Incorporation, business licenses, permits or other constituent documents of the Company governed by Taiwan Laws;

(2)	conflict with or result in a breach or violation of, or constitute a default under, any material contract governed by Taiwan Laws to which the Company is a party or by which the Company or any of its material properties or assets in Taiwan is bound, based on the Documents reviewed by us; or

(3)	result in any violation of any Taiwan Law, regulation, order, judgment or decree of any Governmental Agency or court in Taiwan applicable to the Company.

1.23	The execution and delivery by the Issuer of, and the performance by the Issuer of its obligations under the Registration Statement in connection with the Offering and the consummation by the Issuer of the transactions contemplated therein, and the conduct of the business and operations of the Company as described in the Registration Statement

(4)	do not and will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company is a party or by which the Company is bound or to which any of the properties or assets of Company is bound or to which any of the properties or assets of the Company is subject,

(5)	do not and will not result in any violation of the provisions of the Article of Incorporation, business licenses or any other constituent document of the Company,

(6)	do not and will not result in any violation of any provision of Taiwan Law or statute or any Taiwan regulation, and

(7)	do not and will not result in a violation of any statute, order, rule or regulation of any governmental or regulatory agency or any court in the Taiwan.

1.24	Reporting Obligations on Equity Owners. There are no reporting obligations under Taiwan Law on non-Taiwan holders of the Class A Ordinary Shares issued by the Issuer in relation to the Offering. There are no reporting obligations under Taiwan Law on non-Taiwan holders of the shares or ownership interests of the Company in relation to the Offering.

1.25	No Personal Liability of Shareholders. As a matter of Taiwan Law, no holder of the Class A Ordinary Shares or of any shares of the Company, will be subject to any personal liability, or be subject to a requirement to be licensed or otherwise qualified to do business or be deemed domiciled or resident in the Taiwan, by virtue only of holding such Class A Ordinary Shares or by virtue of owning shares of the Company. There are no limitations under Taiwan Law on the rights of holders of the Class A Ordinary Shares to vote or transfer their securities nor any statutory pre-emptive rights or transfer restrictions applicable to the Class A Ordinary Shares.

1.26	Dividends and Distributions. Except as otherwise disclosed in the Registration Statement, all cash dividends and other distributions declared and payable on the shares of the Company to PSH may under the current laws and regulations of the Taiwan be payable in the official currency of Taiwan and may be freely converted into foreign currency and transferred out of the Taiwan by PSH.

2	Qualifications

Our Opinion expressed above is subject to the following qualifications (the “Qualifications”):

2.1	Our Opinion is limited to the Taiwan laws of general application on the date hereof. We have made no investigation of, and do not express or imply any views on, the laws of any jurisdiction other than the Taiwan. We disclaim any obligation to update this Opinion letter for events occurring or coming to our attention after the date hereof.

2.2	This Opinion is limited to Taiwan law matters relating to Agencia Comercial Co., Ltd., the Taiwan Operating Subsidiary. We express no opinion on the laws of Indonesia, Singapore, the Cayman Islands, the British Virgin Islands, the United States, or on any contracts, assets, liabilities or operations of any group company other than the Company, including PT. AGCC AITECH Indonesia and AGCC Singapore Pte. Ltd.

2.3	The Taiwan Laws referred to herein are laws and regulations publicly available and currently in force on the date hereof and there is no guarantee that any of such laws and regulations, or the interpretation or enforcement thereof, will not be changed, amended or revoked in the future with or without retrospective effect.

2.4	Our Opinion is subject to the effects of (i) certain legal or statutory principles under Taiwan laws affecting the enforceability of contractual rights generally under the concepts of public interest, social ethics, national security, good faith, fair dealing, and applicable statutes of limitation, (ii) any circumstance in connection with formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent, coercionary or concealing illegal intentions with a lawful form, (iii) judicial discretion with respect to the availability of specific performance, injunctive relief, remedies or defenses, or calculation of damages, and (iv) the discretion of any competent Taiwan legislative, administrative or judicial bodies in exercising their authority in the Taiwan.

2.5	This Opinion is issued based on our understanding of the current Taiwan Laws. For matters not explicitly provided under the current Taiwan Laws, the interpretation, implementation and application of the specific requirements under Taiwan Laws are subject to the final discretion of competent Taiwan legislative, administrative and judicial authorities, and there can be no assurance that the Government Agencies will ultimately take a view that is not contrary to our Opinion stated above.

2.6	We may rely, as to matters of fact (but not as to legal conclusions), to the extent we deem proper, on certificates and confirmations of responsible officers of the Company and Taiwan government officials. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all such latter documents. We have also assumed the accuracy of the factual matters contained in the documents we have examined.

2.7	As used in this Opinion, the expression “to the best of our knowledge after due inquiry” or similar language with reference to matters of fact refers to the current actual knowledge of the attorneys of this firm who have worked on matters for the Company in connection with the Offering and the transactions contemplated thereby after reasonable investigation and inquiry. We may rely, as to matters of fact (but not as to legal conclusions), to the extent we deem proper, on certificates and confirmations of responsible officers of the Company and Governmental Agencies.

3	Reliance and Consent

3.1	This Opinion is intended to be used in the context which is specifically referred to herein and each paragraph should be looked at as a whole and no part should be extracted and referred to independently.

3.2	This Opinion is addressed to the Issuer solely in connection with the Registration Statement and the Offering and may be relied upon by the Issuer’s United States and offering counsel (including Concord & Sage) for the purpose of rendering their own opinions in connection with the Registration Statement and the Offering. It is not to be transmitted to, nor is it to be relied upon, by any other person or for any other purpose or quoted or referred to in any public document or filed with any governmental agency or other person without our prior written consent, save as expressly provided below.

Notwithstanding the above, we hereby consent for the Issuer and the Company to:

3.2.1	provide copies of this Opinion to the SEC in connection with the Offering, if so requested by SEC; and/or

3.2.2	file this Opinion as an exhibit to the Registration Statement,

3.2.3	permit other counsel to rely on this opinion in rendering their own opinions in connection with the Registration Statement and the Offering,

3.3	There is no legal obligation and undertaking for us to update this opinion for any change of information or laws of the Taiwan or applied practice which occurs or becomes known to us or came into force after the date of this Opinion.

3.4	This opinion is strictly limited to the matters stated in it and does not apply by implication to any other matter.

3.5	We hereby consent to the use of this Opinion in, and the filing hereof as an exhibit to, the Registration Statement, and to the reference to our name in such Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

/s/ Lin Yu-Chu

Lin, Yu-Chu

Attorney-at-law 【律師證書 (95)臺檢證字第6881號】

3F.-1, No. 93, Sec. 1, Xinsheng S. Rd., Da’an Dist., Taipei City 106, Taiwan (R.O.C.)

T +886-2-27781798, F +886-2-27782718